EXHIBIT 3.1


[LETTERHEAD OF PAUL HASTINGS LLP]


June 13, 2012


Van Kampen Funds Inc.
11 Greenway Plaza
Houston, Texas 77046-1173


Re:      Van Kampen Unit Trusts, Taxable Income Series 393 (the "Trust")
         ---------------------------------------------------------------

Ladies and Gentlemen:

   We have acted as counsel for Van Kampen Funds Inc. as depositor and sponsor (the "Depositor") of the Trust in connection with the deposit of securities (the "Securities") therein pursuant to the Indenture referred to below, by which the Trust was created and under which the units of fractional undivided interest (collectively, the "Units") have been issued. Pursuant to the Indenture, the Depositor has transferred to the Trust certain bonds and contracts to purchase certain bonds together with irrevocable letters of credit to be held by the Trustee upon the terms and conditions set forth in the Indenture. (All bonds to be acquired by the Trust are collectively referred to as the "Bonds.")

   In connection with our representation, we have examined the originals or certified copies of the following documents relating to the creation of the Trust, the deposit of the Securities and the issuance and sale of the Units: (a) the Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios Insured Income Trust, Effective for Unit Investment Trusts Established On and After May 24, 2001 (Including Van Kampen Focus Portfolios, Insured Income Trust, Series 80 and Subsequent Series), and the Trust Agreement of even date herewith relating to the Trust (collectively, the "Indenture") among the Depositor, Invesco Investment Advisers LLC , as supervisor, The Bank of New York Mellon, as trustee (the "Trustee"), and Standard & Poor's Securities Evaluations, Inc., a subsidiary of the McGraw-Hill Companies, Inc., as evaluator; (b) the Closing Memorandum relating to the deposit of the Securities in the Trust, which includes certification by an authorized officer of the Depositor with respect to certain factual matters contained therein ("Officer's Certification"); (c) the Notification of Registration on Form N-8A and the Registration Statements on Form N-8B-2, as amended, relating to the Trust, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act"); (d) the Registration Statement on Form S-6 (Registration No. 333-179912) filed with the Commission pursuant to the Securities Act of 1933 (the "1933 Act"), and all Amendments thereto (said Registration Statement, as amended by said Amendment(s) being herein called the "Registration Statement");
(e) the proposed form of final prospectus (the "Prospectus") relating to the Units, which is expected to be filed with the Commission this day; (f) the Certificate of Incorporation and By-Laws of the Depositor, as amended, each certified to by an authorized officer of the Depositor; and (g) certificates or telegrams of public officials as to matters set forth upon therein.

   We have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

   Where matters are stated to be "to the best of our knowledge" or "known to us," our knowledge is limited to the actual knowledge of those attorneys in our office who have performed services for the Trust, their review of documents provided to us by the Depositor in connection with this engagement and inquiries of officers of the Depositor, the results of which are reflected in the Officer's Certification. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied. We have not reviewed the financial statements, compilation of the Bonds held by the Trust, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which we understand you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus. In addition, we have made no specific inquiry as to whether any stop order or investigatory proceedings have been commenced with respect to the Registration Statement or the Depositor nor have we reviewed court or governmental agency dockets.

   Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

   We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of federal law. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under applicable conflicts of law principles, rules or regulations or otherwise. Based on and subject to the foregoing, we are of the opinion that:

     (1) The Indenture has been duly authorized and executed and delivered by an authorized officer of the Depositor and is a valid and binding obligation of the Depositor in accordance with its terms.

     (2) The execution and delivery of the Certificates evidencing the Units has been duly authorized by the Depositor and, when executed by the Depositor and the Trustee in accordance with the provisions of the Certificates and the Indenture and issued for the consideration contemplated therein, the Units represented by such Certificates will constitute fractional undivided interests in the Trust, will be entitled to the benefits of the Indenture, and will conform in all material respects to the description thereof contained in the Prospectus. Upon payment of the consideration for the Units as provided in the Indenture and the Registration Statement, the Units will be validly issued, fully paid and non-assessable by the Trust.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the related Prospectus. This opinion is intended solely for the benefit of the addressee in connection with the issuance of the Units of the Trust and may not be relied upon in any other manner or by any other person without our express written consent.


Very truly yours,

/s/ PAUL HASTINGS LLP

PAUL HASTINGS LLP